Farmer Mac Reports First Quarter Financial Results
Core Earnings of $9.1 Million; $0.80 per Diluted Common Share
WASHINGTON, D.C., May 11, 2015 — The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A) today announced its results for the quarter ended March 31, 2015, which included $14.7 billion in outstanding business volume and continued strong asset quality in the portfolio. Farmer Mac's first quarter 2015 core earnings, a non-GAAP measure, were $9.1 million ($0.80 per diluted common share), compared to $9.5 million ($0.84 per diluted common share) in fourth quarter 2014, and $11.0 million ($0.97 per diluted common share) for first quarter 2014.
"Farmer Mac maintained good fundamental trends in business volumes and strong asset quality, and completed its capital restructuring this quarter, positioning itself for continued success in 2015," said President and Chief Executive Officer Tim Buzby. "We grew our outstanding business volume by $62.5 million during the quarter, driven by a new $200.0 million AgVantage funding with CFC and net growth in Farm & Ranch loan purchases, despite first quarter generally incurring significant loan repayments. Our credit quality continues to be extremely favorable, with the modest uptick in 90-day delinquencies primarily attributable to a single loan and not related to broader industry factors. Also during the quarter, we completed our capital restructuring by fully redeeming our more expensive preferred stock. Going forward, we expect to save $14.1 million in after-tax dividends annually, or $3.5 million per quarter, beginning in second quarter 2015, thus providing significant value to our common stockholders."
Earnings
Farmer Mac's net income attributable to common stockholders for first quarter 2015 was $1.8 million ($0.16 per diluted common share), compared to $0.8 million ($0.07 per diluted common share) for first quarter 2014. The increase compared to the previous year's quarter was attributable, in part, to the effects of unrealized fair value changes on financial derivatives and hedged assets, which was a $0.6 million after-tax loss in first quarter 2015, compared to a $2.4 million after-tax loss in first quarter 2014. First quarter 2015 also included an $8.1 million ($6.2 million after-tax) loss on retirement of preferred stock from the write-off of deferred issuance costs upon the redemption of the Farmer Mac II LLC Preferred Stock on March 30, 2015. Additionally, the issuance of preferred stock during the first half of 2014, in advance of the time it was needed to fund the redemption of the Farmer Mac II LLC Preferred Stock, resulted in an increase of $2.3 million in preferred stock dividend payments in first quarter 2015 compared to first quarter 2014. First quarter 2014 included two items that did not recur in first quarter 2015: (1) $7.5 million after-tax of premium amortization as Farmer Mac refinanced certain Rural Utilities loans and (2) $2.1 million ($1.9 million after-tax) of dividend income on Farmer Mac's investment in CoBank preferred stock, which was called on October 1, 2014.
Core earnings in first quarter 2015 were $9.1 million ($0.80 per diluted common share), compared to $9.5 million ($0.84 per diluted common share) in fourth quarter 2014 and $11.0 million ($0.97 per diluted common share) in first quarter 2014. The decrease in first quarter 2015 core earnings compared to fourth quarter 2014 was primarily attributable to the recognition of a $0.8 million after-tax benefit in fourth quarter 2014, which did not occur in first quarter 2015, related to Farmer Mac's initiative to be accepted as a counterparty in the Federal Reserve Bank of New York reverse repurchase facility. The decrease was partially offset by a $0.5 million after-tax increase in net effective spread.
The decrease in core earnings for first quarter 2015 compared to first quarter 2014 was primarily attributable to:

•
a $2.3 million increase in preferred stock dividend payments due to the issuance of preferred stock during the first half of 2014 in advance of the time it was needed to fund the redemption of the Farmer Mac II LLC Preferred Stock;

•
a $0.8 million after-tax increase in compensation expense due primarily to higher incentive compensation driven by meeting certain performance targets, increased headcount, and annual salary adjustments;

•	the loss of $1.4 million after-tax of dividend income and $0.5 million of tax benefits associated with the October 2014 redemption of CoBank preferred stock;

•	partially offset by a $3.2 million after-tax increase in net effective spread, excluding the loss of dividend income on the CoBank preferred stock.

The loss on retirement of preferred stock from the write-off of deferred issuance costs upon the redemption of the Farmer Mac II LLC Preferred Stock does not affect core earnings because it is not a frequently occurring transaction and not indicative of future operating results. This treatment is consistent with Farmer Mac's previous treatment of securities issuance costs that are capitalized during the life of the securities and then written off when the securities are redeemed.
See "Non-GAAP Earnings Measures" below for more information about core earnings.
Business Volume Highlights

During first quarter 2015, Farmer Mac added $502.3 million of new business volume, with Institutional Credit AgVantage securities and Farm & Ranch loan purchases driving the volume. Specifically, Farmer Mac:

•	purchased $214.9 million of AgVantage securities;

•	purchased $130.2 million of Farm & Ranch loans;

•	added $59.3 million of Farm & Ranch loans under LTSPCs;

•	purchased $89.2 million of USDA Securities; and

•	purchased $8.7 million of Rural Utilities loans.
This total new business volume for first quarter 2015 was more than the $439.8 million of maturities and principal paydowns on existing business during the quarter, resulting in Farmer Mac's outstanding business volume increasing a net $62.5 million from December 31, 2014 to $14.7 billion as of March 31, 2015. In Farmer Mac's experience, the largest paydowns on the loans in its Farm & Ranch line of business usually occur in first quarter of each year because almost all loans have a required January 1 payment date, including most loans that pay on a quarterly, semi-annual, or annual basis. This seasonal effect can generally temper net loan growth in the first quarter, however, with the reduction in prepayment rates in the past year, this impact was less significant.
Farmer Mac has experienced continuing stable demand for its loan products in the Farm & Ranch line of business. However, as prepayment rates have slowed more than gross loan growth, net growth in

Farm & Ranch loans is expected to continue. Farmer Mac continues to expand its lender network, customer base, and product set, which may generate additional demand for Farmer Mac's products from new sources. As an example, $14.9 million of the AgVantage securities new business volume for first quarter 2015 was purchased under "Farm Equity AgVantage" facilities, a variation of Farmer Mac's AgVantage wholesale financing product. Although this product is in the early stages of development, Farmer Mac believes there is opportunity to expand this type of business as both the trend toward institutional investment in agricultural assets and awareness of the Farm Equity AgVantage product continues to grow. Since this product was introduced in third quarter 2014, Farmer Mac's total outstanding business volume related to the Farm Equity AgVantage product was $109.9 million as of March 31, 2015.
Net Effective Spread
Farmer Mac's net effective spread was $29.3 million (86 basis points) in first quarter 2015, compared to $28.4 million (91 basis points) in fourth quarter 2014 and $26.4 million (84 basis points) in first quarter 2014. Beginning January 1, 2015, Farmer Mac classified all of the income from Farmer Mac Guaranteed Securities that it holds in its portfolio as interest income. Prior to January 1, 2015, Farmer Mac classified a portion of the income from those securities as guarantee and commitment fees. This immaterial change in classification does not affect the timing or amount of income recognized from these securities, and all prior periods have been reclassified.
The increase in net effective spread in dollar terms in first quarter 2015 compared to fourth quarter 2014 was attributable to higher average loan and securities balances and an increase in nonaccrual income on Farm & Ranch loans. The decrease in net effective spread in percentage terms in first quarter 2015 compared to fourth quarter 2014 was primarily attributable to an increase in the average balance of cash and lower spread investments within the liquidity investment portfolio (to meet days-of-liquidity requirements) and to two fewer days for interest accrual on certain assets in first quarter.
The increase in net effective spread in first quarter 2015 compared to first quarter 2014 was primarily attributable to lower funding costs, higher average loan and securities balances, and higher nonaccrual income on Farm & Ranch loans, which was partially offset by the loss of $2.1 million in preferred dividend income (7 basis points) from the October 2014 redemption of CoBank preferred stock. The early refinance of certain Rural Utilities loans and AgVantage securities in first quarter 2014 caused incremental financing costs of $1.3 million (4 basis points) in first quarter 2014 because the related original funding remained outstanding until the end of that quarter. Funding costs were also lower in first quarter 2015 compared to first quarter 2014 due to the maturity of older, higher-cost debt and the issuance of new debt at lower market spreads during the second half of 2014.
Credit Quality
Farmer Mac continues to maintain very favorable credit metrics in its four lines of business. In the Farm & Ranch portfolio, 90-day delinquencies were $32.1 million (0.60 percent of the Farm & Ranch portfolio) as of March 31, 2015, compared to $18.9 million (0.35 percent) as of December 31, 2014, and $29.4 million (0.56 percent) as of March 31, 2014. The increase in the 90-day delinquency rate in first quarter 2015 was primarily related to a single borrower to which Farmer Mac had $9.8 million of exposure as of March 31, 2015, and whose delinquency was not related to industry conditions or the profitability of the borrower's operation. Farmer Mac believes that it remains well-collateralized on that loan. However, Farmer Mac expects that over time its 90-day delinquency rate will eventually revert closer to Farmer Mac's historical averages due to macroeconomic and other potential factors. Farmer Mac's average 90-day delinquency rate for the Farm & Ranch line of business over the last fifteen years is approximately one percent.
During first quarter 2015, Farmer Mac recorded net releases from its allowance for losses of $0.7 million, primarily related to paydowns of processing loans (e.g., ethanol and canola processing facilities) underlying LTSPCs. Farmer Mac recorded no charge-offs to its allowance for losses during first quarter 2015. During first quarter 2014, Farmer Mac recorded provisions to its allowance for losses of $0.7 million primarily related to an increase in the estimated probable losses inherent in non-ethanol related agricultural storage and processing loans due to a change in the potential loss assumptions related to those assets. Farmer Mac also recorded $29,000 of charge-offs to its allowance for loan losses during first quarter 2014.
For Farmer Mac's other lines of business, there are currently no delinquent AgVantage securities or Rural Utilities loans, and USDA Securities are backed by the full faith and credit of the United States. As a result, across all of Farmer Mac's lines of business, 90-day delinquencies represented 0.22 percent of total business volume as of March 31, 2015, compared to 0.13 percent as of December 31, 2014, and 0.21 percent as of March 31, 2014.
The western part of the United States, including California, continues to experience drought conditions, with the water level in many California reservoirs at historically low levels. Although to date Farmer Mac has not observed any material effect on its portfolio from drought conditions, the persistence of extreme drought conditions in the western states could have an adverse effect on Farmer Mac’s delinquency rates or loss experience. This is particularly true in the permanent plantings sector, where the value of the related collateral is closely tied to the production value and capability of the permanent plantings, and in the dairy sector, which may experience increased feed costs as water is diverted away from hay acreage commonly relied upon by dairy producers and toward land supporting other agricultural commodities. Farmer Mac continues to remain informed about the drought and its effects on the agricultural industries located in the western states and on Farmer Mac's Farm & Ranch portfolio through regular discussions with its loan servicers that service loans in drought-stricken areas.
Lines of Business
Farmer Mac's operations consist of four reportable lines of business, which are Farm & Ranch, USDA Guarantees, Rural Utilities, and Institutional Credit. The Institutional Credit business segment is comprised of all of Farmer Mac's wholesale funding products for agricultural and rural utility counterparties, and currently includes all of its AgVantage securities. Beginning in first quarter 2015, Farmer Mac revised its methodology for interest expense allocation among the Farm & Ranch, USDA

Guarantees, and Rural Utilities lines of business. As a result of this revision, a greater percentage of interest expense has been allocated to the longer-term assets (which are associated with more expensive longer-term financing) included within the USDA Guarantees and Rural Utilities lines of business. Net effective spread for periods prior to the quarter ended March 31, 2015 does not reflect this revision. Net effective spread by business segment for first quarter 2015 was $10.1 million (197 basis points) for Farm & Ranch, $4.2 million (95 basis points) for USDA Guarantees, $2.8 million (115 basis points) for Rural Utilities, and $10.4 million (77 basis points) for Institutional Credit.
Liquidity and Capital
Farmer Mac's core capital totaled $531.3 million as of March 31, 2015, exceeding the statutory minimum capital requirement by $97.1 million, or 22 percent, compared to $766.3 million as of December 31, 2014, which was $345.0 million, or 82 percent, above the statutory minimum capital requirement. The decrease in core capital was a direct result of the redemption of $250.0 million of Farmer Mac II LLC Preferred Stock on March 30, 2015. Farmer Mac issued an aggregate of $150 million of non-cumulative preferred stock during the first half of 2014 and used the proceeds of these preferred stock offerings and cash on hand to cause Farmer Mac II LLC to redeem all of the outstanding shares of Farmer Mac II LLC Preferred Stock. The preferred stock issued in 2014 qualifies as Tier 1 capital for Farmer Mac whereas the Farmer Mac II LLC Preferred Stock that was redeemed did not qualify as Tier 1 capital.
As of March 31, 2015, Farmer Mac's total stockholders' equity was $582.3 million, compared to $545.8 million as of December 31, 2014. The increase in total stockholder's equity was primarily attributable to an increase in accumulated other comprehensive income due to increases in fair value of available-for-sale securities. These increases in the fair value of available-for-sale securities were driven primarily by lower U.S. Treasury rates.
As prescribed by FCA regulations, Farmer Mac is required to maintain a minimum of 90 days of liquidity. In accordance with the methodology prescribed by those regulations, Farmer Mac maintained an average of 176 days of liquidity during first quarter 2015 and had 183 days of liquidity as of March 31, 2015.
Non-GAAP Earnings Measure
Farmer Mac uses core earnings to measure corporate economic performance and develop financial plans because, in management's view, core earnings is a useful alternative measure in understanding Farmer Mac's economic performance, transaction economics, and business trends. Core earnings principally differs from net income attributable to common stockholders by excluding the effects of fair value fluctuations, which are not expected to have a cumulative net impact on financial condition or results of operations reported in accordance with GAAP if the related financial instruments are held to maturity, as is generally expected. Core earnings also differs from net income attributable to common stockholders by excluding specified infrequent or unusual transactions that Farmer Mac believes are not indicative of future operating results and that may not reflect the trends and economic financial performance of Farmer Mac's core business.
This non-GAAP financial measure may not be comparable to similarly labeled non-GAAP financial measures disclosed by other companies. Farmer Mac's disclosure of this non-GAAP measure is intended to be supplemental in nature, and is not meant to be considered in isolation from, as a substitute for, or as more important than, the related financial information prepared in accordance with GAAP. During 2014, Farmer Mac presented core earnings excluding indicated items, a separate non-GAAP measure that related to two short-term initiatives: the cash management and liquidity initiative and the capital structure initiative described in Farmer Mac's previous SEC filings. The effects of these two initiatives had a minimal effect on Farmer Mac's results for the first quarters of both 2014 and 2015. Therefore, this separate non-GAAP measure is not provided for these two quarters; however, the effects of the two initiatives are discussed where applicable to facilitate an understanding of changes in core earnings.

A reconciliation of Farmer Mac's net income attributable to common stockholders to core earnings is presented in the following table along with a breakdown of the composition of core earnings:

Reconciliation of Net Income Attributable to Common Stockholders to Core Earnings
	For the Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
	(in thousands, except per share amounts)
Net income attributable to common stockholders	$1,818	$5,647	$813
Less the after-tax effects of:
Unrealized losses on financial derivatives and hedging activities	(582)	(3,717)	(2,395)
Unrealized gains on trading assets	236	679	426
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value(1)	(529)	(811)	(8,027)
Net effects of settlements on agency forward contracts	(164)	(30)	(176)
Loss on retirement of Farmer Mac II LLC Preferred Stock(2)	(6,246)	—	—
Sub-total	(7,285)	(3,879)	(10,172)
Core earnings	$9,103	$9,526	$10,985

Composition of Core Earnings:
Revenues:
Net effective spread	$29,257	$28,443	$26,436
Guarantee and commitment fees	4,012	4,096	4,315
Other(3)	(405)	(1,285)	(410)
Total revenues	32,864	31,254	30,341

Credit related (income)/expense:
(Release of)/provision for losses	(696)	(479)	674
REO operating expenses	(1)	48	2
Losses on sale of REO	1	28	3
Total credit related (income)/expense	(696)	(403)	679

Operating expenses:
Compensation and employee benefits	5,693	4,971	4,456
General and administrative	2,823	2,992	2,794
Regulatory fees	600	600	594
Total operating expenses	9,116	8,563	7,844

Net earnings	24,444	23,094	21,818
Income tax expense(4)	6,692	4,858	4,334
Non-controlling interest	5,354	5,414	5,547
Preferred stock dividends	3,295	3,296	952
Core earnings	$9,103	$9,526	$10,985

Core earnings per share:
Basic	$0.83	$0.87	$1.01
Diluted	0.80	0.84	0.97

(1)	Includes $7.5 million related to the acceleration of premium amortization in first quarter 2014 due to refinancing activity in the Rural Utilities line of business.

(2)	Relates to the write-off of deferred issuance costs as a result of the retirement of Farmer Mac II LLC Preferred Stock.

(3)
Fourth quarter 2014 include $13.6 million of interest expense related to securities purchased under agreements to resell and securities sold, not yet purchased and $12.8 million of gains on securities sold, not yet purchased.

(4)
Fourth quarter 2014 reflects a reduction of $1.4 million in the tax valuation allowance against capital loss carryforwards related to capital gains on securities sold, not yet purchased. First quarter 2014 includes the reduction in tax valuation allowance of $0.8 million associated with certain gains on investment portfolio assets.

More complete information about Farmer Mac's performance for first quarter 2015 is set forth in Farmer Mac's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015 filed today with the SEC.
Forward-Looking Statements
Management's expectations for Farmer Mac's future necessarily involve a number of assumptions and estimates and the evaluation of risks and uncertainties.  Various factors or events could cause Farmer Mac's actual results to differ materially from the expectations as expressed or implied by the forward-looking statements, including uncertainties regarding:

•	the availability to Farmer Mac of debt and equity financing and, if available, the reasonableness of rates and terms;

•	legislative or regulatory developments that could affect Farmer Mac or its sources of business;

•	fluctuations in the fair value of assets held by Farmer Mac and its subsidiaries;

•
the rate and direction of development of the secondary market for agricultural mortgage and rural utilities loans, including lender interest in Farmer Mac credit products and the secondary market provided by Farmer Mac;

•	the general rate of growth in agricultural mortgage and rural utilities indebtedness;

•
the impact of economic conditions, including the effects of drought and other weather-related conditions and fluctuations in agricultural real estate values, on agricultural mortgage lending and borrower repayment capacity;

•	developments in the financial markets, including possible investor, analyst, and rating agency reactions to events involving government-sponsored enterprises, including Farmer Mac;

•	changes in the level and direction of interest rates, which could, among other things, affect the value of collateral securing Farmer Mac's agricultural mortgage loan assets; and

•	volatility in commodity prices relative to costs of production and/or export demand for U.S. agricultural products.

Other risk factors are discussed in "Risk Factors" in Part I, Item 1A of in Farmer Mac's Annual Report on Form 10-K for the year ended December 31, 2014 filed with the U.S. Securities and Exchange Commission ("SEC") on March 16, 2015 and in the Quarterly Report on Form 10-Q for the quarter ended

March 31, 2015 filed with the SEC earlier today. In light of these potential risks and uncertainties, no undue reliance should be placed on any forward-looking statements expressed in this release.  The forward-looking statements contained in this release represent management's expectations as of the date of this release. Farmer Mac undertakes no obligation to release publicly the results of revisions to any forward-looking statements included in this release to reflect new information or any future events or circumstances, except as the SEC otherwise requires. The information contained in this release is not necessarily indicative of future results.
Earnings Conference Call Information
The conference call to discuss Farmer Mac's first quarter 2015 financial results and Form 10-Q will be held beginning at 11:00 a.m. eastern time on Monday, May 11, 2015 and can be accessed by telephone or live webcast as follows:
Telephone (Domestic): (888) 346-2616
Telephone (International): (412) 902-4254
Webcast: http://www.farmermac.com/Investors/ConferenceCall/
If you are dialing in to the call, please ask for the conference chairman Tim Buzby. You will receive additional instructions when you join the call. The call can be heard live and will also be available for replay on Farmer Mac’s website at the link provided above for two weeks following the conclusion of the call.
About Farmer Mac
Farmer Mac is the stockholder-owned company created to deliver capital and increase lender competition for the benefit of American agriculture and rural communities. Additional information about Farmer Mac (including the Annual Report on Form 10-K and Quarterly Report on Form 10-Q referenced above) is available on Farmer Mac's website at www.farmermac.com. Farmer Mac II LLC is a subsidiary of Farmer Mac that operates the USDA Guarantees line of business of purchasing and holding USDA-

guaranteed loans. Information about Farmer Mac II LLC is available on its website at www.farmermac2.com.

CONTACT:     Jalpa Nazareth, Investor Relations
Chris Bohanon, Media Inquiries
(202) 872-7700

* * * *

FEDERAL AGRICULTURAL MORTGAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)

	As of
	March 31, 2015	December 31, 2014
	(in thousands)
Assets:
Cash and cash equivalents	$1,556,246	$1,363,387
Investment securities:
Available-for-sale, at fair value	2,139,544	1,938,499
Trading, at fair value	638	689
Total investment securities	2,140,182	1,939,188
Farmer Mac Guaranteed Securities:
Available-for-sale, at fair value	3,842,209	3,659,281
Held-to-maturity, at amortized cost	1,767,096	1,794,620
Total Farmer Mac Guaranteed Securities	5,609,305	5,453,901
USDA Securities:
Available-for-sale, at fair value	1,794,844	1,731,222
Trading, at fair value	37,593	40,310
Total USDA Securities	1,832,437	1,771,532
Loans:
Loans held for investment, at amortized cost	3,082,378	2,833,461
Loans held for investment in consolidated trusts, at amortized cost	457,117	692,478
Allowance for loan losses	(5,940)	(5,864)
Total loans, net of allowance	3,533,555	3,520,075
Real estate owned, at lower of cost or fair value	421	421
Financial derivatives, at fair value	4,808	4,177
Interest receivable (includes $3,422 and $9,509, respectively, related to consolidated trusts)	66,312	106,874
Guarantee and commitment fees receivable	38,342	39,462
Deferred tax asset, net	14,750	33,391
Prepaid expenses and other assets	53,327	55,413
Total Assets	$14,849,685	$14,287,821

Liabilities and Equity:
Liabilities:
Notes payable:
Due within one year	$7,957,193	$7,353,953
Due after one year	5,648,752	5,471,186
Total notes payable	13,605,945	12,825,139
Debt securities of consolidated trusts held by third parties	457,903	424,214
Financial derivatives, at fair value	95,493	84,844
Accrued interest payable (includes $2,740 and $5,145, respectively, related to consolidated trusts)	36,383	48,355
Guarantee and commitment obligation	36,537	37,925
Accounts payable and accrued expenses	31,433	81,252
Reserve for losses	3,491	4,263
Total Liabilities	14,267,185	13,505,992

Equity:
Preferred stock:
Series A, par value $25 per share, 2,400,000 shares authorized, issued and outstanding	58,333	58,333
Series B, par value $25 per share, 3,000,000 shares authorized, issued and outstanding	73,044	73,044
Series C, par value $25 per share, 3,000,000 shares authorized, issued and outstanding	73,382	73,382
Common stock:
Class A Voting, $1 par value, no maximum authorization, 1,030,780 shares outstanding	1,031	1,031
Class B Voting, $1 par value, no maximum authorization, 500,301 shares outstanding	500	500
Class C Non-Voting, $1 par value, no maximum authorization, 9,406,392 shares and 9,406,267 shares outstanding, respectively	9,406	9,406
Additional paid-in capital	114,364	113,559
Accumulated other comprehensive income, net of tax	51,184	15,533
Retained earnings	201,081	201,013
Total Stockholders' Equity	582,325	545,801
Non-controlling interest	175	236,028
Total Equity	582,500	781,829
Total Liabilities and Equity	$14,849,685	$14,287,821

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended
	March 31, 2015	March 31, 2014
	(in thousands, except per share amounts)
Interest income:
Investments and cash equivalents	$2,865	$5,237
Farmer Mac Guaranteed Securities and USDA Securities	33,122	32,846
Loans	27,964	14,369
Total interest income	63,951	52,452
Total interest expense	33,162	34,726
Net interest income	30,789	17,726
Provision for loan losses	(76)	(573)
Net interest income after provision for loan losses	30,713	17,153
Non-interest income:
Guarantee and commitment fees	3,377	3,784
Losses on financial derivatives and hedging activities	(3,882)	(7,578)
Gains on trading securities	362	655
Gains on sale of available-for-sale investment securities	6	15
Losses on sale of real estate owned	(1)	(3)
Other income	613	92
Non-interest income/(loss)	475	(3,035)
Non-interest expense:
Compensation and employee benefits	5,693	4,456
General and administrative	2,823	2,794
Regulatory fees	600	594
Real estate owned operating costs, net	(1)	2
(Release of)/provision for reserve for losses	(772)	101
Non-interest expense	8,343	7,947
Income before income taxes	22,845	6,171
Income tax expense/(benefit)	4,231	(1,141)
Net income	18,614	7,312
Less: Net income attributable to non-controlling interest	(5,354)	(5,547)
Net income attributable to Farmer Mac	13,260	1,765
Preferred stock dividends	(3,295)	(952)
Loss on retirement of preferred stock	(8,147)	—
Net income attributable to common stockholders	$1,818	$813

Earnings per common share and dividends:
Basic earnings per common share	$0.17	$0.07
Diluted earnings per common share	$0.16	$0.07
Common stock dividends per common share	$0.16	$0.14

The following table sets forth information regarding outstanding volume in each of Farmer Mac's four lines of business as of the dates indicated:

Lines of Business - Outstanding Volume
	As of March 31, 2015	As of December 31, 2014
	(in thousands)
On-balance sheet:
Farm & Ranch:
Loans	$2,113,795	$2,118,867
Loans held in trusts:
Beneficial interests owned by third party investors	457,117	421,355
USDA Guarantees:
USDA Securities	1,778,973	1,756,224
Farmer Mac Guaranteed USDA Securities	23,098	27,832
Rural Utilities:
Loans(1)	968,117	718,213
Loans held in trusts:
Beneficial interests owned by Farmer Mac(1)	—	267,396
Institutional Credit:
AgVantage Securities	5,543,405	5,410,413
Total on-balance sheet	$10,884,505	$10,720,300
Off-balance sheet:
Farm & Ranch:
LTSPCs	2,178,100	2,240,866
Guaranteed Securities	598,236	636,086
USDA Guarantees:
Farmer Mac Guaranteed USDA Securities	12,847	13,978
Institutional Credit:
AgVantage Securities	986,529	986,528
Total off-balance sheet	$3,775,712	$3,877,458
Total	$14,660,217	$14,597,758

(1)	Reflects the unwinding of certain consolidated trusts with the effect that loans previously consolidated on the balance sheet as "Loans held in trusts" currently are included within "Loans."

The following table presents the quarterly net effective spread by segment:

	Net Effective Spread by Line of Business
	Farm & Ranch		USDA Guarantees		Rural Utilities		Institutional Credit(1)		Corporate		Net Effective Spread
	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield
	(dollars in thousands)
For the quarter ended:
March 31, 2015(2)	$10,114	1.97%	$4,225	0.95%	$2,804	1.15%	$10,425	0.77%	$1,689	0.20%	$29,257	0.86%
December 31, 2014(3)	8,682	1.71%	5,250	1.19%	2,908	1.18%	9,871	0.78%	1,732	0.26%	28,443	0.91%
September 30, 2014	8,207	1.68%	5,073	1.18%	2,890	1.16%	9,822	0.78%	3,773	0.59%	29,765	0.97%
June 30, 2014	7,820	1.64%	4,159	0.99%	2,953	1.16%	9,957	0.78%	4,160	0.57%	29,049	0.92%
March 31, 2014(4)	7,114	1.53%	3,784	0.91%	1,990	0.73%	9,406	0.74%	4,142	0.56%	26,436	0.84%
December 31, 2013(4)	10,113	2.20%	4,022	0.97%	2,379	0.89%	9,088	0.72%	4,420	0.58%	30,022	0.94%
September 30, 2013	7,980	1.86%	4,505	1.09%	2,974	1.12%	9,117	0.72%	4,117	0.57%	28,693	0.93%
June 30, 2013	8,228	2.08%	4,508	1.12%	3,056	1.14%	8,805	0.71%	4,294	0.63%	28,891	0.97%
March 31, 2013	8,083	2.20%	4,694	1.17%	3,183	1.20%	8,576	0.73%	4,440	0.61%	28,976	0.99%

(1)
See Note 1(d) to the consolidated financial statements in Farmer Mac's Quarterly Report on Form 10-Q filed with the SEC on May 11, 2015 for more information about the reclassification of certain amounts in prior periods from guarantee and commitment fees to interest income related to on-balance sheet Farmer Mac Guaranteed Securities.

(2)
Beginning in first quarter 2015, Farmer Mac revised its methodology for interest expense allocation among the Farm & Ranch, USDA Guarantees, and Rural Utilities lines of business. As a result of this revision, a greater percentage of interest expense has been allocated to the longer-term assets included within the USDA Guarantees and Rural Utilities lines of business. Net effective spread for periods prior to the quarter ended March 31, 2015 does not reflect this revision.

(3)
On October 1, 2014, $78.5 million of preferred stock issued by CoBank was called, resulting in a loss of net effective spread of $2.1 million or 30 basis points in the corporate segment. The impact on consolidated net effective spread for first quarter 2015 and fourth quarter 2014 was 7 basis points.

(4)
First quarter 2014 includes the impact of spread compression in the Rural Utilities line of business from the early refinancing of loans (41 basis points). Fourth quarter 2013 includes the impact in net effective spread in the Farm & Ranch line of business of one-time adjustments for recovered buyout interest and yield maintenance (40 basis points in aggregate) and the impact of spread compression in the Rural Utilities line of business from the early refinancing of loans (26 basis points).

The following table presents quarterly core earnings reconciled to net income attributable to common stockholders:

Core Earnings by Quarter Ended
	March 2015	December 2014	September 2014	June 2014	March 2014	December 2013	September 2013	June 2013	March 2013

Revenues:
Net effective spread(1)	$29,257	$28,443	$29,765	$29,049	$26,436	$30,022	$28,693	$28,891	$28,976
Guarantee and commitment fees	4,012	4,096	4,153	4,216	4,315	4,252	4,134	4,126	4,079
Other(2)	(405)	(1,285)	(2,001)	(520)	(410)	427	(466)	3,274	186
Total revenues	32,864	31,254	31,917	32,745	30,341	34,701	32,361	36,291	33,241

Credit related (income)/expense:
(Release of)/provision for losses	(696)	(479)	(804)	(2,557)	674	12	(36)	(704)	1,176
REO operating expenses	(1)	48	1	59	2	3	35	259	126
Losses/(gains) on sale of REO	1	28	—	(168)	3	(26)	(39)	(1,124)	(47)
Total credit related (income)/expense	(696)	(403)	(803)	(2,666)	679	(11)	(40)	(1,569)	1,255

Operating expenses:
Compensation and employee benefits	5,693	4,971	4,693	4,889	4,456	4,025	4,523	4,571	4,698
General and administrative	2,823	2,992	3,123	3,288	2,794	3,104	2,827	2,715	2,917
Regulatory fees	600	600	593	594	594	594	593	594	594
Total operating expenses	9,116	8,563	8,409	8,771	7,844	7,723	7,943	7,880	8,209

Net earnings	24,444	23,094	24,311	26,640	21,818	26,989	24,458	29,980	23,777
Income tax expense/(benefit)(3)	6,692	4,858	6,327	(4,734)	4,334	5,279	6,263	7,007	6,081
Non-controlling interest	5,354	5,414	5,412	5,819	5,547	5,546	5,547	5,547	5,547
Preferred stock dividends	3,295	3,296	3,283	2,308	952	882	881	881	851
Core earnings	$9,103	$9,526	$9,289	$23,247	$10,985	$15,282	$11,767	$16,545	$11,298

Reconciling items (after-tax effects):
Unrealized (losses)/gains on financial derivatives and hedging activities	(582)	(3,717)	2,685	(3,053)	(2,395)	8,003	4,632	11,021	5,712
Unrealized gains/(losses) on trading assets	236	679	(21)	(46)	426	(50)	(407)	(212)	136
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	(529)	(811)	(440)	(179)	(8,027)	(10,864)	(421)	(564)	(618)
Net effects of settlements on agency forwards	(164)	(30)	73	236	(176)	114	(158)	955	(338)
Loss on retirement of Farmer Mac II LLC Preferred Stock	(6,246)	—	—	—	—	—	—	—	—
Net income attributable to common stockholders	$1,818	$5,647	$11,586	$20,205	$813	$12,485	$15,413	$27,745	$16,190

(1)
The difference between first quarter 2014 and fourth quarter 2013 net effective spread was due to the impact of one-time adjustments for recovered buyout interest and yield maintenance of $1.8 million in fourth quarter 2013, $0.6 million associated with the early refinancing of AgVantage securities and the recasting of certain Rural Utilities loans, and a lower day count in first quarter 2014.

(2)
Fourth quarter 2014 and third quarter 2014 include $13.6 million and $17.9 million, respectively, of interest expense related to securities purchased under agreements to resell and securities sold, not yet purchased and $12.8 million and $16.4 million, respectively of gains on securities sold, not yet purchased. First quarter 2014 includes additional hedging costs of $0.6 million. Fourth quarter 2013 includes gains on the repurchase of debt of $1.5 million, partially offset by realized losses on the sale of available-for-sale securities of $0.9 million and additional hedging costs of $0.2 million. Second quarter 2013 includes $3.1 million of realized gains from the sale of an available-for-sale investment security.

(3)
Fourth quarter 2014 and second quarter 2014 reflect a reduction of $1.4 million and $11.6 million, respectively, in the tax valuation allowance against capital loss carryforwards related to capital gains on securities sold, not yet purchased. First quarter 2014 and fourth quarter 2013 reflect a reduction in tax valuation allowance of $0.8 million and $2.1 million, respectively, associated with certain gains on investment portfolio assets. Second quarter 2013 includes the reduction of $1.1 million of tax valuation allowance against capital loss carryforwards related to realized gains from the sale of an available-for-sale investment security.